SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 30, 2005

CENTERSTATE BANKS OF FLORIDA, INC.

(Exact name of registrant as specified in charter)

Florida	333-95087	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1101 First Street South, Suite 202, Winter Haven, FL	33880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 293-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

CenterState Banks of Florida, Inc. (“CSFL”) has entered into a definitive agreement to purchase CenterState Bank Mid Florida for $14.50 per share (approximately $14.5 million). CSFL previously announced on August 30, 2005 that it and CenterState Bank Mid Florida had entered into a letter of intent regarding the transaction. The consideration to be paid by CSFL will be comprised of $4.35 per share in cash and $10.15 per share in CSFL common stock pursuant to the Agreement and Plan of Merger attached hereto and incorporated herein as Exhibit 99.1.

CenterState Bank Mid Florida opened for business in January 2004. In February 2004, it purchased two branches from CSFL. Currently, it operates from three locations in Lake County, Florida. It has approximately $71 million in assets and $9 million in equity. CSFL intends to operate the Bank as a separate wholly owned subsidiary, similar to CSFL’s other subsidiary banks. The transaction is expected to close in the first quarter of 2006. Management expects the transaction to be dilutive to earnings during the first year and accretive to earnings in the second year.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits:

Exhibit 99.1	Agreement and Plan of Merger

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS OF FLORIDA, INC.

By:	/s/ Ernest S. Pinner
Ernest S. Pinner
Chairman and Chief Executive Officer

Date: September 30, 2005

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